Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated April 17, 2023, with respect to the consolidated financial statements of Alvarium Investments Limited, included herein and to the reference to our firm under the heading “Experts” in the prospectus/offer to exchange.

/s/ KPMG LLP

London, United Kingdom

May 5, 2023